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                     November 22, 2022

       Leslie Magee
       Chief Financial Officer
       H&E Equipment Services, Inc.
       7500 Pecue Lane
       Baton Rouge, LA 70809

                                                        Re: H&E Equipment
Services, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 24,
2022
                                                            File No. 000-51759

       Dear Leslie Magee:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services